Exhibit 99.1

DURECT Corporation to Sell its LACTEL® Absorbable Polymer Product Line to Evonik for $15 Million

CUPERTINO, Calif., December 7, 2020 /PRNewswire/ -- DURECT Corporation (Nasdaq: DRRX) today announced that it has signed an agreement to sell its LACTEL Absorbable Polymer (LACTEL) product line to Evonik, a global leader in specialty chemicals.

Under the terms of the agreement, Evonik will pay DURECT $15 million in exchange for certain assets and liabilities associated with LACTEL product line based in Birmingham, Alabama, plus an additional potential payment based on full year EBITDAS results. The transaction is expected to close by Q1 2021 pending the satisfaction of certain customary closing conditions. An offer will be extended to each of the 15 employees of DURECT located in Birmingham, Alabama, which are associated with the LACTEL® business to transition to Evonik.

“It has been a pleasure working with the highly motivated and talented LACTEL team. We have confidence that Evonik will apply its resources and commitment to excellence to enable the LACTEL product line and supporting team members to thrive,” said James E. Brown, President and CEO of DURECT. “This deal makes strategic sense for DURECT as we continue to focus on epigenetic regulation and the development of DUR-928 for alcohol-associated hepatitis and other acute organ injury and chronic liver diseases. We wish all of our LACTEL colleagues the very best going forward.”

“The acquisition of the LACTEL® business will strengthen both our innovation growth field Healthcare Solutions and Evonik’s position as a globally leading CDMO for drug delivery solutions”, says Johann-Caspar Gammelin, Head of the Nutrition & Care Division of Evonik. “The acquisition of the LACTEL® business marks a consequential step in the growth agenda of the life-science division Nutrition & Care. The LACTEL® business will benefit from fast-growing markets such as advanced drug delivery, biomaterials for tissue engineering, and the 3D printing of implantable medical devices.”

Evonik is one of the world leaders in specialty chemicals. The company is active in more than 100 countries around the world and generated sales of €13.1 billion and an operating profit (adjusted EBITDA) of €2.15 billion in 2019. Evonik goes far beyond chemistry to create innovative, profitable and sustainable solutions for customers. The focus of Evonik’s Nutrition & Care division is on health and quality of life. It develops differentiated solutions for active pharmaceutical ingredients, medical devices, nutrition for humans and animals, personal care, cosmetics, and household cleaning. In these resilient end markets, the division generated sales of around €2.9 billion in 2019 with about 5,300 employees.

About DURECT Corporation

DURECT is a biopharmaceutical company committed to transforming the treatment of acute organ injury and chronic liver diseases by advancing novel and potentially lifesaving therapies based on its endogenous epigenetic regulator program. DUR-928, the company's lead drug candidate is in clinical development for the potential treatment of alcohol-associated hepatitis (AH), COVID-19 patients with acute liver or kidney injury, and nonalcoholic steatohepatitis (NASH). DURECT's proprietary drug delivery technologies are designed to enable new indications and enhanced attributes for small-molecule and biologic drugs. One late-stage product candidate in this category is POSIMIR® (bupivacaine sustained-release solution), an investigational locally-acting, non-opioid analgesic intended to provide up to three days of continuous pain relief after surgery. For more information about DURECT, please visit www.durect.com and follow us on Twitter https://twitter.com/DURECTCorp.

DURECT Forward-Looking Statement

The statements in this press release regarding the agreement to sell the LACTEL product line to Evonik and potential additional payments, clinical development plans for DUR-928, including the potential use of DUR-928 to treat COVID-19 patients with liver or kidney injury, the potential use of DUR-928 to treat acute organ injuries, such as AH, and chronic liver diseases, such as NASH,  and the potential use of POSIMIR to provide pain relief after surgery are forward-looking statements involving risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, the risks that the closing of the sale of the LACTEL product line fails to close as anticipated or that additional payments are not earned, that the clinical trial of DUR-928 in COVID-19 patients is delayed or stopped because of changes to the standard of care, the availability of alternative therapies, protocol changes or lack of available patients, the risk that future clinical trials of DUR-928 are not started when anticipated, take longer to conduct than anticipated, do not confirm the results from earlier clinical or pre-clinical trials, or do not demonstrate the safety or efficacy of DUR-928 in a statistically significant manner, the risk that the FDA will not approve POSIMIR or approve POSIMIR with a limited label, the risk that additional time and resources may be required for development, testing and regulatory approval of DUR-928 or the Company’s other product candidates, potential adverse effects arising from the testing or use of our drug candidates, our potential failure to maintain our collaborative agreements with third parties and risks related to our ability to obtain capital to fund operations and expenses. Further information regarding these and other risks is included in DURECT's Form 10-Q filed on November 3, 2020 under the heading “Risk Factors.”

NOTE: POSIMIR® and SABER® are trademarks of DURECT Corporation.  Other referenced trademarks belong to their respective owners.  DUR-928 and POSIMIR are investigational drug candidates under development and have not been approved for commercialization by the U.S. Food and Drug Administration or other health authorities for any indication.

Corporate Contact:Media Contact:

Mike Arenberg Alison Chen

DURECTLifeSci Communications
Chief Financial Officer+1-646-876-4932

+1-408-346-1052achen@lifescicomms.com

mike.arenberg@durect.com

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